Artisan Partners Asset Management Inc. Reports Quarter and Year Ended December 31, 2017 Results
Milwaukee, WI – February 6, 2018 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2017.
CEO and Chairman Eric Colson said, “Next month will mark the fifth anniversary of our IPO in 2013. Over the last five years, we have added three new investment teams and six new investment strategies; entered new asset classes and expanded the array of securities, instruments, and techniques our teams use to generate returns and manage risk; and broadened our client base around the globe. Most importantly, as unprecedented change has occurred in our industry, we have remained faithful to Who We Are as a firm. We have focused on generating high value-added investment returns for our clients and creating and maintaining an ideal environment for investment talent.
“Our long-term investment performance remains strong. Of our 13 strategies launched prior to 2017, ten have outperformed their broad-based benchmarks since inception, with average annual out-performance ranging from 1.61% to 5.23% points, after fees. Of the remaining three strategies, two have outperformed their style benchmarks since inception, and the third trails its index by only 0.57% points since inception. We are proud of the performance across our entire business and believe that each investment strategy has delivered on our commitment to high value-added investing with integrity.
“The outperformance of our strategies relative to benchmark indexes translates into significant wealth for our clients. One way to illustrate the value our teams have added is to compare a hypothetical portfolio of $1 million invested in each Artisan strategy launched prior to 2017 to a portfolio consisting of each strategy’s broad-based passive index.  The table below shows the value of the two portfolios as of December 31, 2016 and 2017.

	As of December 31, 2016	As of December 31, 2017
Hypothetical Artisan Portfolio, net of fees	$60,564,951	$73,498,230
Hypothetical Index Portfolio	$42,346,729	$50,472,267
Difference (Artisan Value Add)	$18,218,222	$23,025,963
“As larger industry trends play out, we remain disciplined about our people, our thinking, and our actions. Since our IPO, we have attracted outstanding new portfolio managers and further developed internal talent. Our Credit and Developing World teams, founded in 2013 and 2014, respectively, have generated strong early investment returns and scaled more quickly than any teams in our history.
“We have also remained committed to high value-added investing, steadily increasing the array of securities, instruments, and techniques that our investment teams can use to differentiate returns and manage risk.  In an environment in which many traditional and hedge fund firms have reduced their strategies offered to clients, we have launched multiple new strategies, including our first two private funds.
“We have also remained disciplined about our fee rates even as we see many firms lowering rates to attract assets. In our high value-added strategies, investment capacity is a scarce resource. Fee rates are a primary tool for rationing that scarce resource and protecting the integrity of our strategies for existing clients.
“The actions highlighted above follow from our conviction in our people and in the long-term demand for differentiated, high value-added investments. Our business model has worked across eight investment teams with separate and distinct decision-makers, philosophies, and processes, and across multiple asset classes and time periods. Artisan Partners is stronger and more capable today than ever before. We are excited about the future.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$115.5	$113.7	$96.8	$115.5	$96.8
Average	115.1	111.4	97.4	108.8	96.3

Consolidated Financial Results (GAAP)
Revenues	$210.7	$204.6	$181.5	$795.6	$720.9
Operating income	81.2	80.7	58.5	286.4	234.2
Operating margin	38.6%	39.4%	32.2%	36.0%	32.5%
Net income (loss) attributable to Artisan Partners Asset Management Inc.	$(27.5)	$30.7	$19.3	$49.6	$73.0
Basic and diluted earnings (loss) per share	(0.67)	0.61	0.42	0.75	1.57

Adjusted[1] Financial Results
Adjusted operating income	$81.2	$80.7	$64.9	$299.1	$262.3
Adjusted operating margin	38.6%	39.4%	35.8%	37.6%	36.4%
Adjusted EBITDA[2]	$83.4	$82.2	$66.7	$305.7	$268.8
Adjusted net income	49.9	49.1	39.3	182.1	158.7
Adjusted earnings per adjusted share	0.66	0.65	0.53	2.41	2.13

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

Assets Under Management Increased to $115.5 Billion
Our AUM increased to $115.5 billion at December 31, 2017, an increase of $1.8 billion, or 1.6%, compared to $113.7 billion at September 30, 2017, as a result of $4.3 billion in market appreciation partially offset by $2.5 billion of net client cash outflows. Client cash outflows for the December quarter of 2017 included approximately $510 million of Artisan Partners Funds, Inc. annual income and capital gains distributions, net of reinvestments. For the year ended December 31, 2017, AUM increased $18.6 billion, or 19.3%, compared to $96.8 billion at December 31, 2016, due to $24.1 billion in market appreciation partially offset by $5.4 billion of net client cash outflows.
Average AUM for the December quarter of 2017 was $115.1 billion, an increase of 3.3% compared to average AUM for the September quarter of 2017 of $111.4 billion, and an increase of 18.2% from average AUM of $97.4 billion for the December quarter of 2016. Average AUM for the year ended December 31, 2017 was $108.8 billion, an increase of 13.0% compared to average AUM of $96.3 billion for the year ended December 31, 2016.

Tax Reform
The Tax Cuts and Jobs Act (“Tax Reform”) was enacted in December 2017. Based on available information, the Company recorded a non-cash charge in the December quarter of 2017 of $62 million, or $1.33 per basic and diluted share for the quarter, for the re-measurement of deferred tax assets, net of related adjustments to the amounts payable under the tax receivable agreements. Adjusted net income excludes the impact of the non-cash net charge. As a result of the reduced corporate tax rate under Tax Reform, the Company estimates its GAAP effective tax rate will be in the range of 14% to 17% and its adjusted effective tax rate will be 23.5% in 2018.
The actual impact of Tax Reform on effective tax rates and deferred tax assets may differ from these estimates due, among other things, to changes in interpretations and assumptions made in determining these estimates and future guidance issued by the IRS.

December Quarter of 2017 Compared to September Quarter of 2017
For the quarter ended December 31, 2017, on a GAAP basis, the Company recorded a net loss of $27.5 million, or $0.67 per basic and diluted share, compared to GAAP net income of $30.7 million, or $0.61 per basic and diluted share, in the September quarter of 2017. Adjusted net income, which excludes the impact of Tax Reform, was $49.9 million, or $0.66 per adjusted share in the December quarter of 2017, an increase of 2% compared to adjusted net income of $49.1 million, or $0.65 per adjusted share, in the September quarter of 2017.

•	Revenues of $210.7 million in the December quarter of 2017 increased $6.1 million, or 3%, from $204.6 million in the September quarter of 2017 due to higher average AUM.

•
Operating expenses of $129.5 million in the December quarter of 2017 increased $5.6 million, or 5%, from $123.9 million in the September quarter of 2017 primarily as a result of higher incentive compensation expense and increases in technology and travel expenses.

•	GAAP operating margin and adjusted operating margin were 38.6% for the December quarter of 2017 compared to 39.4% for the September quarter of 2017.

•
As a result of Tax Reform, deferred tax assets were re-measured in the December quarter of 2017 to reflect the reduced U.S. federal corporate tax rate. The lower tax rate reduced deferred tax assets by $352 million with a corresponding increase to the provision for income taxes. The reduction in deferred tax assets reduced the amounts payable under the tax receivable agreements by $290 million. The net impact of Tax Reform in the December quarter of 2017 was a $62 million reduction in net income.

December Quarter of 2017 Compared to December Quarter of 2016
The GAAP net loss of $27.5 million, or $0.67 per basic and diluted share, in the December quarter of 2017 includes the non-cash impact of Tax Reform and compares to GAAP net income of $19.3 million, or $0.42 per basic and diluted share in the December quarter of 2016. Adjusted net income was $49.9 million, or $0.66 per adjusted share, in the December quarter of 2017, an increase of 27% compared to adjusted net income of $39.3 million, or $0.53 per adjusted share in the December quarter of 2016.

•
Revenues of $210.7 million in the December quarter of 2017 increased $29.2 million, or 16%, from $181.5 million in the December quarter of 2016, primarily due to higher average AUM, partially offset by a decline in the weighted average investment management fee. The weighted average investment management fee of 72.7 basis points for the December quarter of 2017 decreased from 74.1 basis points for the prior year December quarter, primarily due to the increase in the proportion of total AUM managed in separate accounts.

•
Operating expenses of $129.5 million in the December quarter of 2017 increased $6.5 million, or 5%, from $123.0 million in the December quarter of 2016 primarily as a result of higher compensation expense due to increased revenues, additional post-IPO equity grants, and an increase in the number of employees. These increases were partially offset by the elimination of pre-offering related equity compensation expense in the December quarter of 2017.

•	GAAP operating margin was 38.6% for the December quarter of 2017 compared to 32.2% in the December quarter of 2016.

•	Adjusted operating margin was 38.6% for the December quarter of 2017 compared to 35.8% for the December quarter of 2016.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
GAAP net income, including the $62 million non-cash net charge from Tax Reform, was $49.6 million, or $0.75 per basic and diluted share, for the year ended December 31, 2017, compared to GAAP net income of $73.0 million, or $1.57 per basic and diluted share for the year ended December 31, 2016. Adjusted net income was $182.1 million, or $2.41 per adjusted share for the year ended December 31, 2017, an increase of 15% compared to adjusted net income of $158.7 million, or $2.13 per adjusted share, for the year ended December 31, 2016.

•
Revenues of $795.6 million for the year ended December 31, 2017 increased $74.7 million, or 10%, from $720.9 million for the year ended December 31, 2016, primarily due to higher average AUM, partially offset by a decline in the weighted average investment management fee. The weighted average investment management fee of 73.1 basis points for the year ended December 31, 2017 decreased from 74.8 basis points for the year ended December 31, 2016, primarily due to the increase in the proportion of total AUM managed in separate accounts.

•
Operating expenses of $509.2 million for the year ended December 31, 2017 increased $22.5 million, or 5%, from $486.7 million for the year ended December 31, 2016 primarily as a result of higher compensation expense due to increased revenues, additional post-IPO equity grants, and an increase in the number of employees, including costs incurred related to the Company’s eighth investment team founded in the fourth quarter of 2016. These increases were partially offset by decreases in third-party intermediary and pre-offering related equity compensation expenses. The decrease in third-party distribution expense resulted from lower AUM sourced through third-party intermediaries that charge a fee for administrative and distribution services, a portion of which is borne by Artisan.

•	GAAP operating margin was 36.0% for the year ended December 31, 2017 compared to 32.5% for the year ended December 31, 2016.

•	Adjusted operating margin was 37.6% for the year ended December 31, 2017 compared to 36.4% for the year ended December 31, 2016.

Capital Management
Cash and cash equivalents were $137.3 million at December 31, 2017 compared to $156.8 million at December 31, 2016. The Company paid its quarterly dividend of $0.60 per share of Class A common stock during the December quarter of 2017. The Company had total borrowings of $200.0 million at December 31, 2017 and December 31, 2016.
During the December quarter of 2017, the Company made a $10 million seed investment in a new privately offered fund managed by the Thematic team. As of December 31, 2017, Artisan had a controlling financial interest in several sponsored funds and, as a result, those funds are included in the consolidated financial statements.
During the December quarter of 2017, limited partners of Artisan Partners Holdings exchanged 474,019 common units for 474,019 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 474,019 shares.
Total stockholders’ equity was $108.1 million at December 31, 2017 compared to $117.7 million at December 31, 2016. The Company had 50.5 million Class A common shares outstanding at December 31, 2017.
The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at December 31, 2017.

Quarterly and Special Annual Dividend
On February 1, 2018, the Company’s board of directors declared a quarterly dividend of $0.60 per share of Class A common stock and a special annual dividend of $0.79 per share of Class A common stock. Both dividends, a total of $1.39 per share, will be paid on February 28, 2018 to shareholders of record as of the close of business on February 14, 2018. Based on our projections and subject to change, we expect some portion of our 2018 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of $0.60 per share of Class A common stock. After the end of the year, our board expects to consider paying a special dividend taking into consideration our annual adjusted earnings, business conditions, and the amount of cash we want to retain at that time. We expect that our management and board will consider changes to our dividend policy during the course of 2018.
*********

Conference Call
The Company will host a conference call on February 7, 2018 at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10116172. A replay of the call will be available until February 14, 2018 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10116172. An audio replay will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 21, 2017. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns are presented gross of investment advisory fees applied to client accounts. Composite returns are presented net of trade commissions and transaction costs, but are gross of management fees, unless otherwise stated. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.
The growth of $1 million calculation is based on monthly returns of each Artisan composite historically marketed to investors and its broad-based market index for the period since the composite’s inception through December 31, 2016 and 2017. For these purposes, Artisan composite returns are presented net of the historical management fee of each strategy’s respective series of Artisan Partners Funds, but exclude fund-specific expenses. Composite assets have been reduced by their respective fees monthly which varies from the growth of $1 million calculations included in Artisan’s earnings materials a year ago. Those materials illustrated fees deducted monthly from an account separate from the aggregate Artisan portfolio. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical. Composite / Indexes used are: Non-U.S. Growth Strategy / Non-U.S. Value Strategy-MSCI EAFE Index; Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; Non-U.S. Small-Cap Growth Strategy-MSCI EAFE Small Cap Index; U.S. Mid-Cap Growth Strategy / U.S. Mid-Cap Value Strategy-Russell Midcap® Index; U.S. Small-Cap Growth Strategy / U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Value Equity Strategy-Russell 1000® Index; Developing World Strategy / Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA ML High Yield Master II Index. Index returns do not reflect the payment of fees and expenses.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1

Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$132.6	$128.7	$117.1	$502.6	$470.6
Separate accounts	78.1	75.9	64.2	292.7	249.2
Performance fees	—	—	0.2	0.3	1.1
Total revenues	210.7	204.6	181.5	795.6	720.9

Operating expenses
Compensation and benefits	102.0	98.5	90.7	390.2	355.8
Pre-offering related compensation - share-based awards	—	—	6.4	12.7	28.1
Total compensation and benefits	102.0	98.5	97.1	402.9	383.9
Distribution, servicing and marketing	7.3	7.7	7.9	29.6	32.5
Occupancy	3.8	3.5	3.4	14.5	13.1
Communication and technology	8.9	8.2	8.3	34.1	32.2
General and administrative	7.5	6.0	6.3	28.1	25.0
Total operating expenses	129.5	123.9	123.0	509.2	486.7
Operating income	81.2	80.7	58.5	286.4	234.2
Interest expense	(2.7)	(2.9)	(2.9)	(11.4)	(11.7)
Net investment gain (loss) of consolidated investment products	2.6	1.6	—	4.2	—
Net gain (loss) on the tax receivable agreements	290.4	0.5	—	290.9	0.7
Net investment income	0.6	0.1	0.4	1.1	1.3
Total non-operating income (loss)	290.9	(0.7)	(2.5)	284.8	(9.7)
Income before income taxes	372.1	80.0	56.0	571.2	224.5
Provision for income taxes	371.3	21.5	12.2	420.5	51.5
Net income before noncontrolling interests	0.8	58.5	43.8	150.7	173.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	26.8	27.2	24.5	99.0	100.0
Less: Net income attributable to noncontrolling interests - consolidated investment products	1.5	0.6	—	2.1	—
Net income (loss) attributable to Artisan Partners Asset Management Inc.	$(27.5)	$30.7	$19.3	$49.6	$73.0

Basic and diluted earnings (loss) per share - Class A common shares	$(0.67)	$0.61	$0.42	$0.75	$1.57

Average shares outstanding
Class A common shares	46.4	45.9	38.9	44.6	38.1
Unvested restricted share-based awards	4.0	4.2	3.4	4.2	3.6
Total average shares outstanding	50.4	50.1	42.3	48.8	41.7

Exhibit 2

Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income (loss) attributable to Artisan Partners Asset Management Inc. (GAAP)	$(27.5)	$30.7	$19.3	$49.6	$73.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	26.8	27.2	24.5	99.0	100.0
Add back: Provision for income taxes	371.3	21.5	12.2	420.5	51.5
Add back: Pre-offering related compensation - share-based awards	—	—	6.4	12.7	28.1
Add back: Net (gain) loss on the tax receivable agreements	(290.4)	(0.5)	—	(290.9)	(0.7)
Add back: Net investment (gain) loss of consolidated investment products attributable to APAM	(1.0)	(0.9)	—	(1.9)	—
Less: Adjusted provision for income taxes	29.3	28.9	23.1	106.9	93.2
Adjusted net income (Non-GAAP)	$49.9	$49.1	$39.3	$182.1	$158.7

Average shares outstanding
Class A common shares	46.4	45.9	38.9	44.6	38.1

Assumed vesting or exchange of:
Unvested restricted share-based awards	4.0	4.2	3.4	4.2	3.6
Artisan Partners Holdings LP units outstanding (non-controlling interest)	25.4	25.7	32.3	26.8	32.8
Adjusted shares	75.8	75.8	74.6	75.6	74.5

Basic and diluted earnings (loss) per share (GAAP)	$(0.67)	$0.61	$0.42	$0.75	$1.57
Adjusted net income per adjusted share (Non-GAAP)	$0.66	$0.65	$0.53	$2.41	$2.13

Operating income (GAAP)	$81.2	$80.7	$58.5	$286.4	$234.2
Add back: Pre-offering related compensation - share-based awards	—	—	6.4	12.7	28.1
Adjusted operating income (Non-GAAP)	$81.2	$80.7	$64.9	$299.1	$262.3

Operating margin (GAAP)	38.6%	39.4%	32.2%	36.0%	32.5%
Adjusted operating margin (Non-GAAP)	38.6%	39.4%	35.8%	37.6%	36.4%

Net income (loss) attributable to Artisan Partners Asset Management Inc. (GAAP)	$(27.5)	$30.7	$19.3	$49.6	$73.0
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	26.8	27.2	24.5	99.0	100.0
Add back: Pre-offering related compensation - share-based awards	—	—	6.4	12.7	28.1
Add back: Net (gain) loss on the tax receivable agreements	(290.4)	(0.5)	—	(290.9)	(0.7)
Add back: Net investment (gain) loss of consolidated investment products attributable to APAM	(1.0)	(0.9)	—	(1.9)	—
Add back: Interest expense	2.7	2.9	2.9	11.4	11.7
Add back: Provision for income taxes	371.3	21.5	12.2	420.5	51.5
Add back: Depreciation and amortization	1.5	1.3	1.4	5.3	5.2
Adjusted EBITDA (Non-GAAP)	$83.4	$82.2	$66.7	$305.7	$268.8

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) pre-offering related compensation, (2) net gain (loss) on the tax receivable agreements (if any), including the adjustment to the amounts payable under the tax receivable agreements as a result of Tax Reform, (3) net investment gain (loss) of consolidated investment products, and (4) the adjustment to deferred taxes as a result of Tax Reform. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:

•
Adjusted net income represents net income excluding the impact of (1) pre-offering related compensation, (2) net gain (loss) on the tax receivable agreements (if any), including the adjustment to the amounts payable under the tax receivable agreements as a result of Tax Reform, (3) net investment gain (loss) of consolidated investment products, and (4) the adjustment to deferred taxes as a result of Tax Reform. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated adjusted effective tax rate was 37.0% for the periods presented. The Company estimates its adjusted effective tax rate will be 23.5% in 2018 as a result of Tax Reform.

•
Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.

•	Adjusted operating income represents the operating income of the consolidated company excluding pre-offering related compensation.

•	Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.

•	Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

Pre-offering related compensation includes the amortization of unvested Class B common units of Artisan Partners Holdings that were granted before and were unvested at APAM’s IPO, which closed on March 12, 2013. As of July 1, 2017, all Class B common units of Artisan Partners Holdings were fully vested and expensed.

Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.

Net investment gain (loss) of consolidated investment products represents the investment income (loss) related to investment products that are included in the Company’s consolidated financial statements because Artisan holds a controlling financial interest in the respective investment entities. The investment income (loss), including the Company’s proportionate share, is removed from the adjusted measures to provide greater transparency of the underlying operations of the business.

The adjustment to deferred taxes as a result of Tax Reform represents the non-cash increase in the provision for income taxes resulting from the change in corporate tax rates enacted during the December quarter of 2017. The tax rate used to measure deferred tax assets decreased from 37.0% to 23.5% which resulted in a reduction to deferred tax assets of $352 million with a corresponding increase to the provision for income taxes. The reduction in certain deferred tax assets also resulted in a $290 million decrease in the amounts payable under the tax receivable agreements.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$137.3	$156.8
Accounts receivable	76.7	59.7
Investment securities	5.0	6.3
Deferred tax assets	429.2	678.6
Assets of consolidated investment products	154.0	—
Other	35.0	34.8
Total assets	$837.2	$936.2

Liabilities and equity
Accounts payable, accrued expenses, and other	$26.0	$32.8
Borrowings	199.1	199.5
Amounts payable under tax receivable agreements	385.4	586.2
Liabilities of consolidated investment products	56.0	—
Total liabilities	666.5	818.5

Redeemable noncontrolling interests	62.6	—
Total stockholders’ equity	108.1	117.7
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$837.2	$936.2

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2017	2017	2016	2017	2016

Beginning assets under management	$113,688	$109,405	$99,817	3.9%	13.9%
Gross client cash inflows	3,353	3,660	5,906	(8.4)%	(43.2)%
Gross client cash outflows	(5,810)	(4,817)	(6,137)	(20.6)%	5.3%
Net client cash flows	(2,457)	(1,157)	(231)	(112.4)%	(963.6)%
Market appreciation (depreciation)	4,263	5,440	(2,741)	(21.6)%	255.5%
Net transfers[1]	—	—	—	—%	—%
Ending assets under management	$115,494	$113,688	$96,845	1.6%	19.3%
Average assets under management	$115,088	$111,372	$97,368	3.3%	18.2%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2017	2016		2016

Beginning assets under management	$96,845	$99,848		(3.0)%
Gross client cash inflows	16,380	18,489		(11.4)%
Gross client cash outflows	(21,788)	(23,313)		6.5%
Net client cash flows	(5,408)	(4,824)		(12.1)%
Market appreciation (depreciation)	24,057	1,821		1,221.1%
Net transfers[1]	—	—		—%
Ending assets under management	$115,494	$96,845		19.3%
Average assets under management	$108,754	$96,281		13.0%

______________________________________
1Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	Global Value	Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[2]	Total
December 31, 2017
Beginning assets under management	$30,645	$28,833	$8,675	$40,679	$302	$2,473	$2,066	$15	$113,688	$56,481	$57,207	$113,688
Gross client cash inflows	756	585	244	1,250	5	246	194	73	3,353	2,846	507	3,353
Gross client cash outflows	(1,976)	(1,375)	(576)	(1,578)	(48)	(186)	(70)	(1)	(5,810)	(3,921)	(1,889)	(5,810)
Net client cash flows	(1,220)	(790)	(332)	(328)	(43)	60	124	72	(2,457)	(1,075)	(1,382)	(2,457)
Market appreciation (depreciation)	1,203	1,192	422	1,336	23	21	63	3	4,263	1,970	2,293	4,263
Net Transfers[1]	—	—	—	—	—	—	—	—	—	(27)	27	—
Ending assets under management	$30,628	$29,235	$8,765	$41,687	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Average assets under management	$31,022	$29,125	$8,682	$41,231	$310	$2,526	$2,139	$53	$115,088	$57,148	$57,940	$115,088

September 30, 2017
Beginning assets under management	$29,881	$28,194	$8,692	$38,547	$277	$2,306	$1,496	$12	$109,405	$54,588	$54,817	$109,405
Gross client cash inflows	1,019	533	232	1,163	2	224	485	2	3,660	2,948	712	3,660
Gross client cash outflows	(1,310)	(1,527)	(552)	(1,262)	(2)	(114)	(49)	(1)	(4,817)	(3,246)	(1,571)	(4,817)
Net client cash flows	(291)	(994)	(320)	(99)	—	110	436	1	(1,157)	(298)	(859)	(1,157)
Market appreciation (depreciation)	1,055	1,633	303	2,231	25	57	134	2	5,440	2,636	2,804	5,440
Net transfers[1]	—	—	—	—	—	—	—	—	—	(445)	445	—
Ending assets under management	$30,645	$28,833	$8,675	$40,679	$302	$2,473	2,066	15	$113,688	$56,481	$57,207	$113,688
Average assets under management	$30,236	$28,541	$8,660	$39,425	$293	$2,394	1,809	14	$111,372	$55,358	$56,014	$111,372

December 31, 2016
Beginning assets under management	$26,207	$29,538	$8,165	$32,996	$235	$1,784	$892	$—	$99,817	$52,480	$47,337	$99,817
Gross client cash inflows	2,580	836	426	1,668	3	185	208	—	5,906	3,348	2,558	5,906
Gross client cash outflows	(1,802)	(2,509)	(584)	(1,059)	(2)	(126)	(55)	—	(6,137)	(4,857)	(1,280)	(6,137)
Net client cash flows	778	(1,673)	(158)	609	1	59	153	—	(231)	(1,509)	1,278	(231)
Market appreciation (depreciation)	(1,271)	(2,355)	581	335	(8)	35	(58)	—	(2,741)	(1,553)	(1,188)	(2,741)
Net transfers[1]	—	—	—	—	—	—	—	—	—	(51)	51	—
Ending assets under management	$25,714	$25,510	$8,588	$33,940	$228	$1,878	$987	$—	$96,845	$49,367	$47,478	$96,845
Average assets under management	$25,916	$27,188	$8,313	$33,018	$230	$1,812	$891	$—	$97,368	$50,438	$46,930	$97,368

______________________________________
1Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 6

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team									By Vehicle
	Growth	Global Equity	U.S. Value	Global Value	Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[3]	Total
December 31, 2017
Beginning assets under management	$25,714	$25,510	$8,588	$33,940	$228	$1,878	$987	$—	$96,845	$49,367	$47,478	$96,845
Gross client cash inflows	4,399	2,942	1,592	5,099	14	1,168	1,080	86	16,380	12,448	3,932	16,380
Gross client cash outflows	(6,153)	(6,818)	(2,517)	(5,321)	(53)	(672)	(253)	(1)	(21,788)	(15,584)	(6,204)	(21,788)
Net client cash flows	(1,754)	(3,876)	(925)	(222)	(39)	496	827	85	(5,408)	(3,136)	(2,272)	(5,408)
Market appreciation (depreciation)	6,668	7,601	1,102	7,969	93	180	439	5	24,057	11,674	12,383	24,057
Net transfers[1]	—	—	—	—	—	—	—	—	—	(556)	556	—
Ending assets under management	$30,628	$29,235	$8,765	$41,687	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Average assets under management[2]	$29,366	$28,060	$8,719	$38,383	$280	$2,294	$1,632	$28	$108,754	$54,552	$54,225	$108,754

December 31, 2016
Beginning assets under management	$24,929	$32,434	$10,369	$30,182	$571	$989	$374	$—	$99,848	$53,526	$46,322	$99,848
Gross client cash inflows	5,803	3,897	1,650	5,383	10	1,094	652	—	18,489	13,101	5,388	18,489
Gross client cash outflows	(5,353)	(7,885)	(5,264)	(3,878)	(401)	(424)	(108)	—	(23,313)	(17,715)	(5,598)	(23,313)
Net client cash flows	450	(3,988)	(3,614)	1,505	(391)	670	544	—	(4,824)	(4,614)	(210)	(4,824)
Market appreciation (depreciation)	335	(2,936)	1,833	2,253	48	219	69	—	1,821	604	1,217	1,821
Net transfers[1]	—	—	—	—	—	—	—	—	—	(149)	149	—
Ending assets under management	$25,714	$25,510	$8,588	$33,940	$228	$1,878	$987	$—	$96,845	$49,367	$47,478	$96,845
Average assets under management	$24,535	$29,216	$8,733	$31,282	$293	$1,527	$694	$—	$96,281	$50,908	$45,373	$96,281

______________________________________
1Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 For the Thematic team, average assets under management is for the period between April 24, 2017, when the team's strategy began investment operations, and December 31, 2017.
3Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2017
(unaudited)

	Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[2] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$15,469	32.73%	15.18%	14.87%	10.46%	11.00%	579
MSCI All Country World Index			23.97%	9.29%	10.79%	4.65%	5.21%
Global Discovery Strategy	9/1/2017	$16	N/A	N/A	N/A	N/A	5.99%	(178)
MSCI All Country World Index			N/A	N/A	N/A	N/A	7.77%
U.S. Mid-Cap Growth Strategy	4/1/1997	$12,798	21.96%	8.14%	13.46%	9.95%	15.06%	453
Russell® Midcap Index			18.52%	9.57%	14.95%	9.10%	10.54%
Russell® Midcap Growth Index			25.27%	10.29%	15.30%	9.09%	9.28%
U.S. Small-Cap Growth Strategy	4/1/1995	$2,345	28.38%	11.71%	15.15%	10.30%	10.56%	99
Russell® 2000 Index			14.65%	9.95%	14.11%	8.70%	9.56%
Russell® 2000 Growth Index			22.17%	10.27%	15.20%	9.18%	7.98%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,439	33.31%	10.66%	13.20%	N/A	13.14%	406
MSCI All Country World Index			23.97%	9.29%	10.79%	N/A	9.08%
Non-U.S. Growth Strategy	1/1/1996	$27,101	32.55%	5.48%	8.57%	3.87%	10.54%	542
MSCI EAFE Index			25.03%	7.79%	7.89%	1.94%	5.12%
Non-U.S. Small-Cap Growth Strategy	1/1/2002	$695	35.54%	10.39%	9.67%	5.51%	13.87%	302
MSCI EAFE Small Cap Index			33.01%	14.19%	12.85%	5.77%	10.86%
U.S. Value Team
Value Equity Strategy	7/1/2005	$2,269	16.99%	11.78%	13.41%	8.44%	9.00%	(5)
Russell® 1000 Index			21.69%	11.22%	15.70%	8.59%	9.05%
Russell® 1000 Value Index			13.66%	8.64%	14.03%	7.10%	7.77%
U.S. Mid-Cap Value Strategy	4/1/1999	$6,496	13.69%	8.70%	12.64%	10.17%	13.51%	388
Russell® Midcap Index			18.52%	9.57%	14.95%	9.10%	9.63%
Russell® Midcap Value Index			13.34%	8.99%	14.67%	9.09%	10.20%
Global Value Team
Global Value Strategy	7/1/2007	$19,930	23.47%	10.49%	13.88%	10.45%	9.40%	482
MSCI All Country World Index			23.97%	9.29%	10.79%	4.65%	4.58%
Non-U.S. Value Strategy	7/1/2002	$21,757	25.34%	9.84%	12.14%	9.04%	13.03%	628
MSCI EAFE Index			25.03%	7.79%	7.89%	1.94%	6.74%
Emerging Markets Team
Emerging Markets Strategy	7/1/2006	$282	41.19%	13.72%	6.83%	2.28%	6.89%	54
MSCI Emerging Markets Index			37.28%	9.09%	4.35%	1.68%	6.35%
Credit Team
High Income Strategy	4/1/2014	$2,517	9.90%	9.07%	N/A	N/A	7.90%	296
ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index			7.48%	6.38%	N/A	N/A	4.94%
Developing World Team
Developing World Strategy	7/1/2015	$2,253	36.87%	N/A	N/A	N/A	13.24%	353
MSCI Emerging Markets Index			37.28%	N/A	N/A	N/A	9.71%
Thematic Team
Thematic Strategy	5/1/2017	$32	N/A	N/A	N/A	N/A	29.81%	1612
S&P 500 Index			N/A	N/A	N/A	N/A	13.70%

Total Assets Under Management[3]		$115,494
_______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 12% of our assets under management at December 31, 2017, are maintained in separate composites, which are not presented in these materials).
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance.
3 Total Assets Under Management includes $37 million and $58 million of assets managed in privately offered strategies managed by the Credit Team and the Thematic Team, respectively. Performance for those strategies is excluded from the table above.